EXHIBIT 23.1
                              [KPMG LLP LETTERHEAD]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





The Board of Directors
Bridge Street Financial, Inc.:


We consent to the incorporation by reference in the Registration Statement Nos. 333-101421, 333-102339 and 333-107437 on Form S-8 of Bridge Street Financial,
Inc. of our report dated March 1, 2005, with respect to the consolidated statements of financial condition of Bridge Street Financial, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report is incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of Bridge Street Financial, Inc.


/s/ KPMG LLP

March 28, 2005
Syracuse, New York


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